Exhibit 99.1

FOR IMMEDIATE RELEASE
Harris Interactive Updates 2HFY07 Outlook
$9M of unsigned contracts in March, ongoing uncertainty in big-pharma affect 2H results
ROCHESTER, New York — April 10, 2007 — Harris Interactive (NASDAQ:HPOL) today revised its Q3FY07 sales bookings expectations and lowered its outlook for 2HFY07.
Although the Company has not finalized its Q3FY07 financial results, sales bookings for the quarter are expected to be around $58 million, versus the approximately $66 million in sales bookings the Company discussed during its Q2FY07 results conference call held on February 2, 2007.
”We had stated earlier that strong March sales bookings would be the key to good Q3 sales results. However, more than $9 million in large contracts did not get signed as expected during the month. Although we expect at least $4 million, and up to $7 million of these contracts to be decided in Q4, the delays will negatively impact second-half revenue,” stated Ronald E. Salluzzo, CFO of Harris Interactive. “Q3 revenue growth will be lower than expected and we now anticipate our 2HFY07 organic revenue (excluding recently acquired MediaTransfer AG) will be about flat with last year.”
“While many of our business units have produced good sales and revenue growth during this fiscal year; Health Care — our largest US research group, has struggled to do so. While we remain strongly confident in the long-term viability and growth potential of all of our research teams, we will continue to take the actions necessary to properly match our expenses with projected revenue in the short-term,” continued Salluzzo.
“Uncertainty and upheaval continue to adversely affect the pharmaceutical industry, as well as our big-pharma-centric Health Care research team,” said Gregory T. Novak, president and CEO of Harris Interactive. “While we are now seeing positive results from our efforts to sell a wider range of services into our existing clients, and to gain entry into new industry segments such as medical devices and managed care, we’re disappointed that those improvements have occurred at a slower pace than anticipated, affecting our Q3 results,” Novak concluded.
The Company will report its Q3FY07 results before the markets open on Friday, May 4, 2007.
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About Harris Interactive
Harris Interactive is the 12th largest and fastest-growing market research firm in the world. The company provides innovative research, insights and strategic advice to help its clients make more confident decisions which lead to measurable and enduring improvements in performance. Harris Interactive is widely known for The Harris Poll, one of the longest running, independent opinion polls and for pioneering online market research methods. The company has built what it believes to be the world’s largest panel of survey respondents, the Harris Poll Online. Harris Interactive serves clients worldwide through its United States, Europe and Asia offices, its wholly-owned subsidiaries Novatris in France and MediaTransfer AG in Germany, and through a global network of independent market research firms. More information about Harris Interactive may be obtained at www.harrisinteractive.com. To become a member of the Harris Poll Online and be invited to participate in online surveys, register at www.harrispollonline.com.
Contact
Dan Hucko
SVP, Corporate Communications — Investor Relations
585-214-7470
800-866-7655 x7470
Safe Harbor Statement
This media release includes statements that may constitute forward-looking information. We caution you that these forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those discussed. Additional detailed information concerning a number of factors that could cause actual results to differ is readily available in the “Risk Factors” section of the most recent Annual Report on form 10-K filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.
Harris Interactive Inc. 4/07